Exhibit 10.4

CONTRIBUTION AGREEMENT

(Common Stock)

by and between

Excel Realty Fund, LP

a Delaware limited partnership

and

Excel Trust, Inc.

a Maryland corporation

Dated as of December 24, 2009

i

EXHIBITS		SECTION FIRST REFERENCED

A	Contributor’s Participating Entity Interests	Recital D
B	Contribution and Assumption Agreement	1.1
C	Power of Attorney	2.3
D	Spousal Consent	2.5
E	Representations and Warranties of Contributor	3.2
F	Certification of Non-Foreign Status	2.3

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of December 24, 2009 by and between Excel Trust, Inc., a Maryland corporation (the “Company”), Excel Realty Fund, LP, a Delaware limited partnership (“Contributor”), and the entity or entities set forth on the signature page hereto (each a “Contributor Entity,” and for purposes of this Agreement the term “Contributor” shall include Excel Realty Fund, LP and the Contributor Entity, to the extent of Excel Realty Fund, LP’s equity interest therein).

RECITALS

A. The Company desires to consolidate the ownership of properties through a series of transactions (the “Formation Transactions”) whereby the Company and its subsidiaries will acquire such properties either through an acquisition, directly or indirectly, of some or all of the interests in certain limited partnerships, limited liability companies and other entities (each a “Participating Entity” and collectively, the “Participating Entities”) that currently own directly or indirectly such properties, or through one of the other acquisition methods described in Recital F hereto.

B. The Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The partners and members of the Participating Entities (each, a “Participating Party” and collectively, the “Participating Parties”) will either transfer their respective interests in the Participating Entities to the Company, or a subsidiary of the Company designated by the Company at its sole and absolute discretion (a “Subsidiary Designee”), in exchange for cash and/or shares of Company Common Stock, or the Participating Entities will transfer the Properties through a Direct Contribution, Merger or Division as described in Recital F below, as determined by the Company at its sole and absolute discretion, in exchange for cash and/or shares of Company Common Stock.

D. Contributor owns interests in one or more of the Participating Entities as set forth on Exhibit A, and the Participating Entities own directly or indirectly the properties set forth on Exhibit A (each, a “Property” and together, the “Properties”). As used herein, “Participating Entity Agreements” means the partnership agreements and/or limited liability company agreements, as applicable, under which each Participating Entity was formed (including all amendments or restatements).

E. Subject to the alternative methods described in Recital F below, Contributor desires to, and the Company desires Contributor to, contribute to the Company, or a Subsidiary Designee, all of Contributor’s right, title and interest, free and clear of all Liens other than Permitted Liens (as defined in Exhibit E), as a partner or member of each Participating Entity including, without limitation, all of its voting rights and interests in the capital, profits and losses of the Participating Entity or any property distributable therefrom, constituting all of its interests in the Participating Entity (such right, title and interest, the “Participating Entity Interest” and collectively, the “Participating Entity Interests”), in exchange for cash and/or shares of Company Common Stock, on the terms and subject to the conditions set forth herein.

F. Contributor acknowledges that the Company may decide that, rather than acquiring the Participating Entity Interests by direct transfer, it is more desirable for the Company to acquire a particular Property by a direct contribution of such Property from the Participating Entity that owns such Property (a “Direct Contribution”), or by a merger of another entity or the Participating Entity with and into the Company or one of its subsidiaries (a “Merger”), or to divide a Participating Entity into more than one entity to facilitate the Formation Transactions (a “Division”), and, so long as the Company agrees to hold Contributor harmless for any additional adverse income tax consequences to Contributor, or costs or liabilities incurred by Contributor, as a result of any restructuring pursuant to this Recital F as provided in Section 5.4 hereof, Contributor gives the Company the right, in the Company’s sole and absolute discretion, to engage in any Direct Contribution, Merger or Division on the terms and conditions described herein without the need to seek any further consent or action of Contributor, and will grant to the Company an irrevocable power of attorney as set forth in Article 6 hereof and irrevocable consents as set forth in Section 5.4 hereof, subject to the terms and conditions of this Agreement.

G. The parties acknowledge that the Company’s acquisition of the Properties, whether through Contributor’s contribution of its Participating Entity Interests, Direct Contribution, Merger or Division, is in connection with and subject to the consummation of the Formation Transactions and the Public Offering. It is understood that the Company may acquire interests in additional properties with the proceeds of the Public Offering.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION OF PARTICIPATING ENTITY INTERESTS OR PROPERTY IN

EXCHANGE FOR COMMON STOCK

Section 1.1 Contribution Transaction.

(a) At the Closing (as defined in Section 2.2) and subject to the terms and conditions contained in this Agreement, if the transaction is consummated as an acquisition of all the outstanding Participating Entity Interests, Contributor shall contribute, transfer, assign, convey and deliver to the Company, or a Subsidiary Designee, absolutely and unconditionally and free and clear of all Liens other than Permitted Liens, but without recourse, representation or warranty except as expressly set forth herein (including Exhibit E), all of its Participating Entity Interests, including, without limitation, all of Contributor’s rights, title and interests in the Participating Entities and all rights to indemnification, reimbursement, payment and distributions in favor of Contributor under the Participating Entity Agreements or any other agreements pursuant to which Contributor or its affiliates acquired such Participating Entity Interests. The contribution of the Participating Entity Interests shall be evidenced by the execution and delivery of a Contribution and Assumption Agreement in substantially the form of Exhibit B for each Participating Entity Interest contributed hereunder.

(b) At the Closing and subject to the terms and conditions contained in this Agreement, if the transaction is consummated as an acquisition of the Property by the Company or a Subsidiary Designee, directly from the Participating Entity, the Participating Entity shall contribute, transfer, assign, convey and deliver to the Company, or a Subsidiary Designee, absolutely and unconditionally and free and clear of all Liens other than Permitted Liens, but without recourse, representation or warranty except as expressly set forth herein (including Exhibit E), the Property. The contribution of the Property shall be evidenced by the execution and delivery of a Contribution and Assumption Agreement for the Property contributed hereunder in a form reasonably satisfactory to the Company, which shall contain a warranty of title that the Participating Entity owns the Property free and clear of all Liens.

(c) The parties shall take such additional actions and execute such additional documentation as may be required by the Participating Entity Agreements, the charter and bylaws of the Company, any charter, bylaws, formation document, limited liability company agreement or partnership agreement of a Subsidiary Designee, or as requested in the reasonable judgment of counsel to the Company in order to effect the transactions contemplated hereby (the “Contribution Transactions”), including any actions or documentation necessary or advisable in connection with a Direct Contribution, Merger or Division (without, however, the expenditure of any additional money or the incurring of any additional liability by Contributor not contemplated herein (including Exhibit E) unless Contributor is advanced such money or held harmless from such additional liability by the Company by agreement in form and substance reasonably acceptable to Contributor).

Section 1.2 Consideration for Participating Entity Interests or Properties.

Subject to Section 1.3, the Company shall, in exchange for each Participating Entity Interest or Property, as applicable, transfer to Contributor the amount of cash (the “Cash Amount”) and/or the number of shares of Company Common Stock, in each case as indicated on Exhibit A as Contributor’s “Participating Entity Consideration” relating to each Participating Entity Interest or Property contributed hereunder (the aggregate of all such amounts being the “Total Contributor Consideration”); provided that the Total Contributor Consideration shall be increased at the time of the Closing on a dollar for dollar basis to reflect any reduction prior to the Closing in the principal balance as of September 30, 2009 of any indebtedness and Contributor’s Participating Entity Consideration shall also be increased on a proportionate basis, with one share of Company Common Stock being equal in value to the Public Offering price for one share of Company Common Stock for purposes of calculating the number of additional shares of Company Common Stock to be issued pursuant to such increase. The transfer of the shares of Company Common Stock to Contributor shall be evidenced by certificates relating to such Company Common Stock (each, a “Common Stock Certificate”). The parties shall take such additional actions and execute such additional documentation as may be required by the applicable Participating Entity Agreements, the charter and bylaws of the Company, any charter, bylaws, formation document, limited liability company agreement or partnership agreement of a Subsidiary Designee, or as requested in the reasonable judgment of counsel to the Company in order to effect the transactions contemplated hereby.

Section 1.3 Adjusted Consideration.

The Company reserves the right not to acquire any particular interest that constitutes part of the Participating Entity Interests, if the Company determines in good faith that the ownership of such interest or the underlying Property would be inappropriate for the Company for any reason whatsoever, including, without limitation, that the ownership of such interest or the underlying Property could jeopardize the Company’s status as a REIT.

The risk of loss relating to the Participating Entity Interests and the underlying Properties contributed hereunder prior to Closing shall be borne by Contributor. If, prior to the Closing, any Property is partially or totally destroyed or damaged by fire or other casualty, or it is taken by eminent domain or through condemnation proceedings, then the Company may, at its option, determine not to acquire a particular Property, including Contributor’s interest in the Participating Entity that directly or indirectly owns such Property, that has been partially or totally destroyed, taken or damaged. Under such circumstances, Contributor acknowledges that the Total Contributor Consideration will likely be correspondingly reduced. After the occurrence of any such casualty or condemnation affecting a Property, the Company may also, at its option, elect to (a) acquire Contributor’s interest in any such Participating Entity that directly or indirectly owns the affected Property, (b) direct Contributor to pay or cause to be paid to the Company any sums collected under any policies of insurance relating to such casualty or condemnation and otherwise assign to the Company all rights to collect such sums as may then be uncollected and (c) adjust or settle any insurance claim or condemnation proceeding.

Section 1.4 Allocation of Total Contributor Consideration.

The Total Contributor Consideration shall be allocated among the Participating Entity Interests as set forth on Exhibit A. The Company and Contributor agree to (a) be bound by the allocation, (b) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (c) take no position, and cause their affiliates to take no position, inconsistent with the allocation for income tax purposes.

Section 1.5 Reserved.

Section 1.6 Prorations.

At the Closing, or as promptly as practicable thereafter, to the extent such matters are not the right or responsibility of all tenants of a given Property, all revenue and charges that are customarily prorated in transactions of this nature, including accrued rent currently due and payable, overpaid taxes or fees, real and personal property taxes, common area maintenance charges and other similar periodic charges payable or receivable with respect to such Property shall be prorated between the partners of the Participating Entity that holds such Property prior to the Closing and the Company on and after the Closing, effective as of the Closing. After providing for such prorations, if a Participating Entity has a resultant cash surplus or a resultant cash deficit, then such surplus or deficiency, as the case may be, shall be settled in cash at the Closing or as soon thereafter as is reasonably practicable. Notwithstanding anything herein to the contrary, amounts contained in any cash reserve or escrow account established in connection with indebtedness covering a Property shall be disbursed at the Closing to the Contributors of the Property under this Agreement or similar agreements.

Section 1.7 Tax Treatment as Sale; Purchase Price Allocation. For U.S. federal income tax purposes, the parties hereto agree to treat the Contribution Transactions in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. No later than 60 days following the Closing Date, the Company shall provide the Participating Parties with a purchase price allocation (the “Allocation”) among the assets of the applicable Participating Entity. The Allocation shall be prepared by the Company, in its sole and absolute discretion, in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate). The Allocation shall be binding on all parties hereto, and each party hereto shall act in accordance with such Allocation in the preparation, filing and audit of all tax returns.

Section 1.8 Tax Returns .Except as otherwise provided in Section 2.4 hereof relating to transfer taxes, the Participating Parties shall be responsible for and shall promptly pay when due all taxes levied with respect to the Participating Entity Interests and the assets and activities of the Participating Entities attributable to the any tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and the portion of any tax period beginning before and ending after the Closing Date (a “Straddle Period”) ending on the Closing Date. The Company shall be responsible for and shall promptly pay when due all taxes levied with respect to the Participating Entity Interests and the assets and activities of the Participating Entities attributable to any Tax period beginning after the Closing Date (a “Post-Closing Tax Period”) and that portion of any Straddle Period beginning after the Closing Date. All Taxes levied with respect to the Participating Entity Interests and the assets and activities of the Participating Entities for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner reasonably determined by the Company, in its sole and absolute discretion.

ARTICLE 2.

CLOSING

Section 2.1 Conditions Precedent.

Each of the effectiveness of the Company’s Registration Statement on Form S-11 (as amended from time to time, the “Registration Statement”) to be filed with the Securities and Exchange Commission after the execution of this Agreement and the receipt by the Company of the proceeds from the Public Offering is a condition precedent to the obligations of all parties to this Agreement to effect the transactions contemplated by this Agreement on the Closing Date (as defined below). These conditions may not be waived by any party to this Agreement.

The obligations of the Company to effect the transactions contemplated hereby shall be subject to the following additional conditions:

(a) the representations and warranties of Contributor contained in this Agreement shall have been true and correct on the date such representations and warranties were made, and shall be true and correct on the Closing Date as if made at and as of such date;

(b) each obligation of Contributor to be performed by it shall have been duly performed by it on or before the Closing Date, and Contributor shall not have breached any of its covenants contained herein;

(c) concurrently with the Closing, Contributor, directly or through the Attorney-in-Fact (as defined below), shall have executed and delivered to the Company the documents required to be delivered pursuant to Section 2.3;

(d) all necessary consents or approvals of governmental authorities or third parties (including, without limitation, lenders and lessors) to the consummation of the transactions contemplated herein and the Formation Transactions shall have been obtained;

(e) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;

(f) there shall not have occurred between the date hereof and the Closing Date any material adverse change in the Participating Entity’s businesses or the Properties;

(g) since September 30, 2009, and through and including the date of this Agreement and the Closing Date, there has not been any development, occurrence or event that, individually or in the aggregate with other developments, occurrences or events since that date, would cause a material adverse change to the Participating Entity’s financial statements as of such date; and

(h) the contribution of the Participating Entity Interests and the Properties shall have been approved by the Participating Entities’ respective partners and members to the extent such approval is required by the applicable Participating Entity Agreements.

Any or all of the foregoing conditions may be waived by the Company in its sole and absolute discretion.

Section 2.2 Date, Time and Place of Closing.

The date, time and place of the transactions contemplated hereunder shall be the day the Company receives the proceeds from the Public Offering from the underwriter(s), at 10:00 a.m. in the office of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California (the “Closing” or “Closing Date”). The transfers described in Article 1 of this Agreement, all closing deliveries, and the consummation of the Public Offering, shall be deemed concurrent for all purposes.

Section 2.3 Closing Deliveries.

At the Closing, each party shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact the legal documents and other items (collectively, the “Closing Documents”) necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which Closing Documents and other items shall include, without limitation, the following:

(a) a Contribution and Assumption Agreement substantially in the form attached hereto as Exhibit B for each Participating Entity Interest or such form as reasonably requested by the Company for each Property, as applicable;

(b) Common Stock Certificate(s) evidencing the transfer of shares of Company Common Stock to Contributor and/or the payment of the Cash Amount, as applicable;

(c) a Power of Attorney fully executed and duly acknowledged from Contributor substantially in the form attached hereto as Exhibit C;

(d) all title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes and other indicia of ownership with respect to each Participating Entity that are in Contributor’s possession or that can be obtained through Contributor’s reasonable efforts (without, however, the expenditure of any additional money or the incurring of any additional liability by Contributor not contemplated herein (including Exhibit E)) in Contributor’s capacity as a partner or interest holder of any Participating Entity shall be delivered to the Company;

(e) an affidavit from Contributor in the form of Exhibit G, stating under penalty of perjury, Contributor’s United States Taxpayer Identification Number and that Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying the withholding requirements imposed by California or any other relevant jurisdiction;

(f) a certificate affirming that the representations and warranties made by Contributor under this Agreement remain true and correct as of the Closing Date, and that all obligations to be performed by Contributor under this Agreement have been performed by Contributor on or before the Closing Date;

(g) if requested by the Company, a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by Contributor of this Agreement, any related documents and the Closing Documents;

(h) if requested by the Company in the case of any Contributor that is a corporation, limited liability company, partnership, trust or other entity, an opinion from counsel for Contributor in form and content reasonably acceptable to the Company substantially to the effect that:

(i) Contributor is a corporation, limited liability company, partnership, trust or other entity, as applicable, duly organized, validly existing and in good standing under the laws of the state of its organization and had and has all applicable power and authority necessary to enter into, deliver and perform this Agreement, the other agreements contemplated hereby and any other documents or instruments to be executed and delivered by Contributor at Closing;

(ii) none of the execution, delivery or performance of this Agreement, the documents required pursuant hereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (A) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (1) the organizational documents, including the charter and bylaws, if any, of Contributor, (2) any material agreement, document or instrument to which Contributor is a party or by which Contributor, its Participating Entity Interests or any of its assets or properties are bound or (3) any applicable law, or any judgment, order, writ, injunction or decree of any governmental or regulatory authority that is binding on Contributor or Contributor, its Participating Entity Interests or any of its assets or properties are bound or (B) result in the creation of any Lien upon the Participating Entity Interests or the Property; and

(iii) all applicable entity action necessary for Contributor to execute, deliver and perform this Agreement, the other agreements contemplated hereby and any other documents or instruments to be delivered at Closing has been taken and that the same have been validly executed and delivered and are the valid and binding obligations of such Contributor enforceable against it in accordance with their terms, as such enforceability may be limited by bankruptcy or the application of equitable principals;

(i) evidence reasonably satisfactory to the Company that the lender of any borrowed money set forth in Schedule 2.1 to Exhibit E has consented to the transaction as required by any loan document, deed of trust, mortgage or other evidence of indebtedness related to the Property;

(j) a grant deed or an individual quitclaim deed for each Property contributed by a Direct Contribution that is fully executed and duly acknowledged from each of the individual constituent partners and/or members of the Participating Entities, as required by the Company; and

(k) any other documents reasonably requested by the Company or the Company to assign, transfer, convey, contribute and deliver the Participating Entity Interests or the Property, as applicable, free and clear of all Liens other than Permitted Liens, and effectuate the transactions contemplated hereby, including, without limitation, to the extent applicable, assignment of ground leases, bills of sale and assignment, and any documents reasonably requested by the Company to enable a title insurance company selected by the Company, in its sole discretion, to issue to the Company as of the Closing Date American Land Title Assurances policies of title insurance with appropriate endorsements (including, without limitation, non-imputation endorsements to the extent available) and levels of reinsurance for the Properties (the “Title Policies”), insuring fee simple and/or leasehold title to all real property and improvements comprising all or any part of the Properties to the Company as the Company may designate, subject only to the Permitted Liens (as defined in Exhibit E), and all state and local transfer tax returns and any filings with any applicable governmental jurisdiction in which the Company is required to file its partnership documentation or the recording of the Contribution and Assumption Agreement or deed or other Property Interests transfer documents is required.

Contributor acknowledges and agrees that if the transaction is consummated as a Direct Contribution, Merger or Division, in addition to (a) the closing deliveries listed above, (b) the closing conditions listed in Section 2.1 herein and (c) the covenants by Contributor listed in Section 4.1 herein, the Company, at its sole and absolute discretion, may require additional closing deliveries that contributing entities customarily provide in that type of transaction, and may require additional closing conditions and covenants in favor of the Company that are customary in the type of transaction contemplated.

Section 2.4 Closing Costs.

The Company shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees and any other closing costs incurred in connection with the transactions contemplated hereby; provided, however, that Contributor shall be responsible for its own legal costs or income tax liability incurred by Contributor in connection herewith subject to the provisions of Section 5.4.

Section 2.5 Spousal Consent.

If required under applicable law, upon the execution of this Agreement, Contributor shall deliver a spousal consent executed by such individual’s spouse in the form of Exhibit D.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 3.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to, and covenants with, Contributor that:

(a) Organization; Authority. It has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite partnership power and authority to enter this Agreement and all agreements contemplated hereby and to carry out the transaction contemplated hereby and thereby. The persons and entities executing this Agreement and all agreements contemplated hereby on its behalf have the power and authority to enter into this Agreement and such other contemplated agreements.

(b) Due Authorization. The execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary corporate action. This Agreement and each agreement, document and instrument executed and delivered by or on its behalf pursuant to this Agreement constitutes, or when executed and delivered will constitute its legal, valid and binding obligation, each enforceable against it in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Non-Contravention and Consent. The execution, delivery and performance of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable law its charter or bylaws or any agreement or other instrument binding upon it or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over it, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance of its obligations under this Agreement and all other agreements contemplated hereby.

(d) No Brokers. It has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of Contributor to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

Section 3.2 Representations and Warranties of Contributor. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Contributor represents and warrants to and covenants with the Company as provided in Exhibit E attached hereto, and acknowledges and agrees to be bound by the indemnification provisions contained therein. Contributor hereby agrees promptly to give the Company written notice upon obtaining actual knowledge of any information that makes any representation or warranty made by Contributor hereunder untrue, and in any event to give written notice within five (5) business days of obtaining actual knowledge of such information.

Section 3.3 Indemnification . The Company shall indemnify and hold harmless Contributor and its partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates (each of which is an “Indemnified Contributor Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation and remediation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with: (a) any breach of a representation, warranty or covenant of the Company contained in this Agreement (including, without limitation, any breach of the Power of Attorney as set forth in Article 6 below) and (b) the fees, costs and expenses of the Company in connection with the transactions contemplated by this Agreement, including without limitation any and all costs associated with the transfers contemplated herein; provided, however, that the Company shall have no obligation under this Agreement to indemnify or hold harmless Contributor from any losses arising from Contributor’s breach of a representation, warranty or covenant of this Agreement, or from Contributor’s gross negligence, willful misconduct or fraud. The notice and defense requirements set forth in Section 3.4 of Exhibit E attached hereto shall apply mutatis mutandis to this Section 3.3; provided, however, that if the Company is required to retain counsel, any such counsel shall be selected by the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties and covenants contained in this Agreement, or in any Schedule, certificate or affidavit delivered by it pursuant hereto, other than pursuant to this Section 3.3 (and the notice and defense requirements of Section 3.4 of Exhibit E), which represents the exclusive remedy available to an Indemnified Contributor Party in respect of the matters covered by this Section 3.3. Notwithstanding anything contained herein to the contrary, no Indemnified Contributor Party shall have the right to receive or recover punitive damages against the Company by reason of any breach under or in connection with this Agreement or any schedule, exhibit, certificate or affidavit or any other document delivered by the Company pursuant to this Agreement, and each Indemnified Contributor Party hereby waives any and all rights to receive such punitive damages.

ARTICLE 4.

COVENANTS OF CONTRIBUTOR

Section 4.1 Covenants.

(a) From the date hereof through the Closing, Contributor shall not:

(i) sell, transfer or otherwise dispose (or agree to sell, transfer or dispose) of all or any portion of its Participating Entity Interests, without the prior written consent of the Company; or

(ii) mortgage, pledge or encumber (or permit to become encumbered) all or any portion of its Participating Entity Interests.

(b) From the date hereof through the Closing, Contributor shall permit the Participating Entity to conduct its business in the ordinary course, consistent with past practice, and shall not permit the Participating Entity, without the prior written consent of the Company, to:

(i) enter into any material transaction not in the ordinary course of business;

(ii) sell or transfer any assets of such Participating Entity;

(iii) mortgage, pledge or encumber (or permit to become encumbered) any assets of such Participating Entity, except (x) liens for taxes not due, (y) purchase money security interests in the ordinary course of business and (z) mechanics’ liens being disputed by such Participating Entity in good faith and by appropriate proceedings;

(iv) amend, modify or terminate any material agreements or other instruments to which the Participating Entity is a party;

(v) make any distribution of its assets except in the ordinary course of business;

(vi) make or change any material election in respect of taxes (including any election to be treated as an association taxable as a corporation for federal, state or local tax purposes), adopt or change any accounting method or period in respect of taxes, enter into any tax-sharing, allocation, compensation or like agreement, settle any claim or assessment in respect of taxes, request any tax ruling or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(vii) materially alter the manner of keeping the Participating Entity’s books, accounts or records or the accounting practices therein reflected; or

(viii) other than in the ordinary course of the Participating Entity’s business consistent with past practice, make any distribution to its partners or members;

(ix) except as described in the Registration Statement or this Agreement, incur or refinance any indebtedness; or

(x) issue any securities.

(c) From the date hereof and subsequent to the Closing, Contributor agrees to provide the Company with such tax information relating to the Participating Entity Interests that is in Contributor’s possession or control (including such tax information the Contributor could obtain using reasonable efforts) and that is reasonably requested by the Company and not otherwise in the Company’s possession or control and to cooperate with the Company with respect to its filing of tax returns.

(d) Contributor agrees and acknowledges that for a period of twelve months following the Closing Date, unless Contributor shall have received the prior written consent of the Company, he, she or it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the shares of Common Stock issued pursuant to this Agreement.

(e) Contributor shall use its good faith diligent efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to effect the transactions contemplated by this Agreement.

(f) Without limiting the obligations of Contributor set forth in this Agreement, Contributor covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of Contributor hereunder, (ii) to satisfy all covenants of Contributor hereunder and (iii) to promptly cure any breach of a representation, warranty or covenant of Contributor hereunder upon its learning of same. Compliance with this covenant shall not limit Contributor’s liability for a breach of, or failure to perform, any other representation, warranty or covenant herein.

(g) From the date hereof through the Closing Date, Contributor will give prompt written notice to the Company of any material development affecting the Properties and the operations and results of operations related to the Properties. Each party hereto will give prompt written notice to the other parties of any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 4.1(f) shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE 5.

RELEASES AND WAIVERS

Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Closing of the contribution and exchange of the Participating Entity Interests pursuant to Articles 1 and 2 herein.

Section 5.1 General Release of Company.

As of the Closing, Contributor irrevocably waives, releases and forever discharges the Company and each of its affiliates, partners, agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, “Contributor Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities, the Properties or any other matter which exists at the Closing, except for Contributor Claims arising from the breach of any representation, warranty, covenant or obligation of the Company under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company, subject to the obligations of the Company under this Agreement.

Section 5.2 General Release of Contributor.

As of the Closing, the Company irrevocably waives, releases and forever discharges Contributor and Contributor’s agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, “Company Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Participating Entity Agreements, the Participating Entities, the Properties or any other matter which exists at the Closing, except for Company Claims arising from the breach of any representation, warranty, covenant or obligation of Contributor under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Company, subject to the obligations of Contributor under this Agreement.

Section 5.3 Waiver of Section 1542 Protections.

As of the Closing, Contributor and the Company each expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

Section 5.4 Waiver of Rights Under Participating Entity Agreements.

(a) As of the Closing, Contributor waives and relinquishes all rights and benefits otherwise afforded to Contributor under the Participating Entity Agreements including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements and any right to consent to or approve of the sale or contribution by the other partners or members of the Participating Entity of their interests therein to the Company. Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, certain Participating Entity Agreements or other agreements among one or more holders of such Participating Entity Interests or one or more of the partners of any such Participating Entity. With respect to each Participating Entity and each Property in which a Participating Entity Interest of Contributor represents a direct or indirect interest, Contributor expressly gives all Consents (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers necessary or desirable to (i) facilitate any Conveyance Action relating to such Participating Entity or Property, (ii) cause the Participating Entity to have authority to transfer the Participating Entity Interests or Properties to the Company and (iii) allow Contributor to receive shares of Company Common Stock directly from the Participating Entity if the Participating Entity transfers assets or interests directly to the Company (rather than Contributor’s contributing the Participating Entity Interests hereunder) and to reduce the consideration otherwise payable by the Company hereunder as a result of such direct transfer by the Participating Entity or its subsidiaries on account of Contributor receiving any amount hereunder from such Participating Entity or its subsidiaries making such direct transfer in accordance with Section 1.3. In addition, if the Closing occurs, this Agreement shall be deemed to be an amendment to any Participating Entity Agreement to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like.

(b) As used herein, the term “Conveyance Action” means, with respect to any Participating Entity having a direct or indirect ownership interest in any Property, (i) the transfer, conveyance or agreement to convey by a partner thereof or by any holder of an indirect interest therein (whether or not such partner or holder is the Contributor hereunder) directly, by Direct Contribution, Merger, Division or otherwise of its direct or indirect interest in such Participating Entity or Property to the Company, or a Subsidiary Designee, or (ii) the entering into by any such partner or holder any agreement relating to (x) the formation of the Company or any of its subsidiaries or (y) the direct or indirect acquisition by the or the Company or any of its subsidiaries of any such direct or indirect interest or (iii) the taking by any such partner or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any person of a direct or indirect interest in such Participating Entity or Property, the entering into any agreement with any person that grants to such person the right to purchase a direct or indirect interest in such Participating Entity or Property and the giving of the Consents and Waivers contained in this Section or consents or waivers similar thereto in form or purpose.

(c) As used herein, the term “Consents” means, with respect to any such Participating Entity or Property, any consent necessary or desirable under any Participating Entity Agreement, or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to cause the Participating Entity to have authority to permit any and all Conveyance Actions relating to such Participating Entity or the Property held by such Participating Entity, or to amend any such Participating Entity Agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action, (ii) to admit the Company as a substitute limited partner or general partner of such Participating Entity upon the contribution of a limited or general Participating Entity Interest, respectively, to the Company and to adopt such amendment as is necessary or desirable to effect such admission, (iii) to adopt any amendment to such Participating Entity Agreement as may be necessary or desirable to facilitate the transactions contemplated herein, either simultaneously with or immediately prior to the acquisition of any interest therein, (iv) to continue such Participating Entity following the transfer of interest therein to the Company and (v) to satisfy any requirement of any third party, title company, or governmental authority with respect to the Conveyance Actions.

(d) As used herein, the term “Waivers” means, with respect to a Participating Entity or a Property of which a Participating Entity Interest of Contributor represents a direct or indirect interest, the waiving of any and all rights that Contributor may have with respect to, and (to the extent possible) that any other person may have with respect to, or that may accrue to Contributor or other person upon the occurrence of, a Conveyance Action relating to such Participating Entity or Property, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another partner in such Participating Entity or Property or to sell Contributor’s or other person’s direct or indirect interest therein to another partner, rights to sell Contributor’s or other person’s direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of such Participating Entity because of such Conveyance Action. Contributor further covenants that it will take no action to enjoin, or seek damages resulting from, any Conveyance Action permitted hereunder by any holder of a direct or indirect interest in a Participating Entity or a Property in which a Participating Entity Interest of Contributor represents a direct or indirect interest.

(e) The Waivers and Consents contained in this Section shall terminate upon the termination of this Agreement, except as to transactions completed hereunder prior to termination.

ARTICLE 6.

POWER OF ATTORNEY

Section 6.1 Grant of Power of Attorney.

Contributor hereby irrevocably appoints the Company (or its designee) and any successor thereof from time to time (such Company or designee or any such successor of any of them acting in Contributor’s capacity as attorney-in-fact pursuant hereto, the “Attorney-In-Fact”) as the true and lawful attorney-in-fact and agent of Contributor, to act in the name, place and stead of Contributor:

(a) to take for Contributor all steps deemed necessary or advisable by the Company in connection with the registration of the Company Common Stock under the Securities Act of 1933, as amended (the “Act”), in the Public Offering, including without limitation (i) filing the Registration Statement under the Act describing the benefits to be received by Contributor in connection with the formation of the Company and the Public Offering, (ii) distributing a preliminary prospectus and prospectus regarding the offering of the Company Common Stock (the “Preliminary Prospectus” and “Prospectus”) containing such information as is deemed necessary or desirable to lawfully effect the Public Offering and (iii) taking such other steps as the Attorney-in-Fact may deem necessary or advisable;

(b) to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by this Agreement (including without limitation the execution of any Closing Documents or other documents relating to the acquisition by the Attorney-in-Fact of Contributor’s Participating Entity Interests, or to the acquisition of any interest in the Property by Direct Contribution, Merger or Division, all in accordance with the terms and conditions of this Agreement, as well as the charter and bylaws of the Company, any charter, bylaws, formation document, limited liability company agreement or partnership agreement of a Subsidiary Designee, any registration rights agreements and any lock-up agreements);

(c) to make, acknowledge, verify and file on behalf of Contributor applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering blue sky laws and to take any other action required to facilitate the exemption for registration of the shares of Company Common Stock issued pursuant to this Agreement and the qualification of the Company Common Stock under the blue sky laws of the jurisdictions in which such Company Common Stock is to be offered; and

(d) and, in general, to do all things and to take all actions that the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement and the Closing Documents, as fully as could Contributor if personally present and acting (the “Power of Attorney”).

Further, Contributor hereby grants to Attorney-in-Fact a proxy (the “Proxy”) to vote Contributor’s Participating Entity Interests on any matter related to the Formation Transactions presented to any of the Participating Entity’s partners for a vote, including, but not limited to, the transfer of interests in the Participating Entity by the other partners.

Each of the Power of Attorney and Proxy and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of Contributor, by operation of law, whether by the death, disability, incapacity or liquidation of Contributor, or by the occurrence of any other event or events, and if any other such act or event shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or event had not occurred and regardless of notice thereof. Contributor agrees that, at the request of Company, it will promptly execute and deliver to the Company a separate power of attorney and proxy on the same terms set forth in this Article 6, such execution to be witnessed and notarized, and in recordable form (if necessary). Contributor hereby authorizes the reliance of third parties on each of the Power of Attorney and Proxy, and waives its rights, if any, against any such third party for its reliance hereon. Contributor hereby ratifies and confirms all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted to it by Contributor hereunder.

Contributor acknowledges that the Company has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

Section 6.2 Limitation on Liability.

It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney or Proxy granted by Contributor hereby. Other than as specifically set forth in this Agreement, the Attorney-in-Fact makes no representations with respect to and shall have no responsibility for the Formation Transactions or the Public Offering, or the acquisition of the Participating Entity Interests by the Company, the Registration Statement, the Prospectus or any Preliminary Prospectus, and shall not be liable for any error or judgment or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith. Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Company or its successors or affiliates), and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to Contributor hereunder, release, amend or modify any other power of attorney or proxy granted by any other person under any related agreement.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Further Assurances.

Contributor shall take such other actions and execute and deliver such additional documents following the Closing as the Company may reasonably request in order to effect the transactions contemplated hereby.

Section 7.2 Counterparts.

This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.3 Governing Law.

This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof.

Section 7.4 Amendment; Waiver.

Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 7.5 Entire Agreement.

This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.6 Assignability.

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Company may assign this Agreement, the Closing Documents, and its respective rights and obligations hereunder and thereunder to any affiliate without the consent of Contributor.

Section 7.7 Titles.

The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 7.8 Third Party Beneficiary.

No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 7.9 Severability.

If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 7.10 Equitable Remedies.

Contributor agrees that irreparable damage would occur to the Company in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the Company is entitled under this Agreement or otherwise at law or in equity.

Section 7.11 Confidentiality.

All press releases or other public communications of any kind relating to the Public Offering or the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of the Company.

Section 7.12 Time of the Essence.

Time is of the essence with respect to all obligations under this Agreement.

Section 7.13 Reliance.

Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

Section 7.14 Survival.

It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of Contributor and the Company set forth in this Agreement shall survive the consummation of the transactions contemplated hereby; provided, however, that the representations of Contributor shall survive only for the period specified in Exhibit E attached hereto. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 7.15 Notice.

Any notice to be given hereunder by any party to the other shall be given in writing by personal delivery, by registered or certified mail, postage prepaid, return receipt requested or by any nationally-recognized overnight carrier, and shall be deemed communicated as of the date of personal delivery (including delivery by overnight courier). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To Contributor:

Excel Realty Fund, LP

c/o Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

To the Company:

Excel Trust, Inc.

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

Section 7.16 Termination.

This Agreement shall terminate if the Closing shall not have occurred on or prior to December 31, 2010. Upon such termination, this Agreement shall become void and have no effect, and no party hereto shall have any liability to the other parties hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“COMPANY”

Excel Trust, Inc., a Maryland corporation

By:		/s/ Spencer G. Plumb
Name:		Spencer G. Plumb
Title:		President and Chief Operating Officer

“CONTRIBUTOR”

Excel Realty Fund, LP a Delaware limited partnership

	By:	Excel Capital Group LLC,
its sole general partner

By:		/s/ Gary B. Sabin
Name:		Gary B. Sabin
Title:		Manager

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

CONTRIBUTOR’S PARTICIPATING ENTITY INTERESTS

Participating Entity	Properties to be Contributed by the Participating Entity	Participating Entity Consideration (Specify Amount of Common Stock or Cash)
Red Boulder, LLC	Red Rock Commons	147,353 Shares of Common Stock
Total Contributor Consideration		147,353 Shares of Common Stock

A-1

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

CONTRIBUTION AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby assigns, transfers, contributes and conveys to Excel Trust, Inc., a Maryland Corporation (the “Company”), its entire legal and beneficial right, title and interest in and to _______________ (the “Participating Entity”), including, without limitation, all right, title and interest, if any, of the undersigned in and to the assets of the Participating Entity and the right to receive distributions of money, profits and other assets from the Participating Entity, presently existing or hereafter at any time arising or accruing (such right, title and interest are hereinafter collectively referred to as the “Participating Entity Interest”), TO HAVE AND TO HOLD the same unto the Company, its successors and assigns, forever.

Upon the execution and delivery hereof, the Company assumes all obligations in respect of the Participating Entity Interests.

The Participating Entity owns certain real property as described in Attachment “1” attached hereto.

Executed:	_____________

___________________________________,
a ____________

		By:	_______________________________

B-1

Attachment “1” to

Contribution and Assumption Agreement

PROPERTIES

B-2

EXHIBIT C

TO

CONTRIBUTION AGREEMENT

POWER OF ATTORNEY

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

Excel Realty Holdings, LLC

Attn: Eric Ottesen

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That I, [            ], on behalf of [            ], a [            ] (the “Entity”), the undersigned, hereby make, constitute and appoint Excel Trust, Inc., a Maryland corporation (or its designees) (“Attorney-in-Fact”), the Entity’s true and lawful Attorney for the Entity and in the Entity’s name, place and stead and for the Entity’s use and benefit solely with respect to the following and for no other purpose. Capitalized terms used herein and not otherwise defined shall have the terms ascribed to them in that certain Contribution Agreement by and between the Entity and Attorney-in-Fact (the “Contribution Agreement”).

(a) to take for the Entity all steps deemed necessary or advisable by the Attorney-in-Fact in connection with the registration of the Company Common Stock under the Act, including without limitation (i) filing the Registration Statement under the Act describing the benefits to be received by the Entity in connection with the formation of the Company and the offering of the Company Common Stock, (ii) distributing a Preliminary Prospectus and Prospectus containing such information as is deemed necessary or desirable to lawfully effect the initial public offering of such shares and (iii) taking such other steps as the Attorney-in-Fact may deem necessary or advisable;

(b) to make, execute, acknowledge and deliver all such other contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings relating to the transactions contemplated by the Contribution Agreement (including without limitation the execution of any documents relating to the acquisition by the Attorney-in-Fact of the Entity’s Participating Entity Interests, or to the acquisition of any interest in the Property by Direct Contribution, Merger or Division, all in accordance with the terms and conditions of the Contribution Agreement, as well as the charter and bylaws of the Company, any charter, bylaws, formation document, limited liability company agreement or partnership agreement of a Subsidiary Designee, any registration rights agreements and any lock-up agreements);

(c) to make, acknowledge, verify and file on behalf of the Entity applications, consents to service of process and such other undertakings or reports as may be required by law with state commissioners or officers administering blue sky laws and to take any other action required to facilitate the exemption for registration of the shares of Company Common Stock to be issued to Contributor and the qualification of the Company Common Stock under the blue sky laws of the jurisdictions in which the Company Common Stock is to be offered; and

(d) and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by the Contribution Agreement and the Closing Documents, as fully as could the Entity if personally present and acting on behalf of the undersigned.

GIVING AND GRANTING unto my said Attorney-in-Fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done with respect to the foregoing specified transactions as fully to all intents and purposes as I might or could do if personally present, hereby ratifying all that my said Attorney-in-Fact shall lawfully do or cause to be done by virtue of these presents.

The Entity’s said Attorney-in-Fact is empowered hereby to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon him shall be exercised, and the conditions, provisions and covenants of any instrument or document which may be executed by it pursuant hereto. Notwithstanding any provision of this Power of Attorney to the contrary, the Power of Attorney only applies to the transactions contemplated by the Contribution Agreement and described above and shall only be exercised in accordance with the Contribution Agreement, solely for the purpose of carrying out the Closing described in the Contribution Agreement. In no event will this Power of Attorney be useable or used in contravention of the Contribution Agreement or to amend or modify the Contribution Agreement; nor will it be used for any purpose outside those permitted by the Contribution Agreement. This Power of Attorney expires and becomes null and void when the Contribution Agreement expires or becomes null and void.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Entity.

When the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Dated_______________________________

Signed ______________________________

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF __________	)

On __________ before me, _________________________________, personally appeared ________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

Signature

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

SPOUSAL CONSENT

I acknowledge that I have read and understand the contents of that certain Contribution Agreement entered into as of __________ by and between Excel Trust, Inc., a Maryland corporation, and [                ], a [                ] (the “Contribution Agreement”). Capitalized items used herein and not otherwise defined herein, shall have the meaning ascribed in the Contribution Agreement.

I am aware that by its provisions, subject to certain time parameters, my spouse agrees to consummate certain transactions and release certain signature pages to agreements and documents referred to in the Contribution Agreement, including the contribution of all of [                ]’s Participating Entity Interests to the Company for the consideration recited in the Contribution Agreement. I hereby consent to such undertakings and the transactions and contribution as contemplated in the Contribution Agreement. I hereby further agree to be bound by the provisions of the Contribution Agreement to the extent of any community property interest that I may have that may be affected thereby.

I hereby further agree that I will not bequeath any interest I have that may be affected by the Contribution Agreement or any interest therein by my will if I predecease my spouse to anyone and direct that the residuary clauses in my will shall not be deemed to apply to any such interest.

Dated:	By:
Name:
Spouse of:

D-1

EXHIBIT E

TO

CONTRIBUTION AGREEMENT

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF CONTRIBUTOR

ARTICLE 1 — ADDITIONAL DEFINED TERMS

For purposes of this Exhibit E, the following terms have the meanings set forth below. Terms which are not defined below shall have the meaning set forth for those terms as defined in the Contribution Agreement to which this Exhibit E is attached:

Actions: Means all actions, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

Claims: Means claims, disputes or Actions pending or, to Knowledge, threatened that directly or indirectly affect any of Contributor, the Participating Entity or the Properties.

Contribution Agreement: Means the Contribution Agreement to which this Exhibit E is attached.

Knowledge: Means, with respect to any representation or warranty so indicated, the actual knowledge, upon reasonable investigation and inquiry in good faith, of the signatory to the Contribution Agreement.

Liens: Means, with respect to any real and personal property, each of the following, other than any of the following that would constitute Permitted Liens: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

Permitted Liens: Means:

(a) Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;

(b) Zoning laws and ordinances generally applicable to the districts in which the Properties are located which are not violated by the existing structures or present uses thereof;

(c) Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

(d) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Properties;

(e) the leases and licenses (and purchase rights contained therein) affecting the property; and

(f) any exceptions contained in the existing Title Policies and the preliminary title reports listed on Schedule 2.1.

Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

Prospectus: Means the Company’s Form S-11 Registration Statement.

ARTICLE 2 — REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor represents and warrants to the Company as set forth below in this Article 2. Unless otherwise noted in this Exhibit E, Contributor makes representations, warranties and indemnities only with respect to the interests in the Participating Entity to be transferred by Contributor identified on Exhibit A to the Contribution Agreement.

2.1 Title. Except as set forth on the preliminary title reports listed on Schedule 2.1, the Participating Entity owns the Property, beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, the Property and, upon delivery of an assignment conveying the Property and payment for the Property as herein provided, the Company (or its designee) will acquire good and valid title thereto, free and clear of all Liens other than Permitted Liens. If the transaction is consummated as an acquisition of all the outstanding ownership interests in the Participating Entity, except for such assets (other than the Property) that will be distributed to the Contributor and the other holders of ownership interests in the Participating Entity or acquired by the Company for the fair market value thereof prior to the date of the Closing (at the Company’s sole and absolute discretion), the Participating Entity will own no assets other than the Property.

2.2 Organization; Authority. Contributor has the full right, authority, power and legal capacity to enter into the Contribution Agreement and any other agreement, document or instrument to be executed and delivered by Contributor pursuant to the Contribution Agreement and to carry out the transactions contemplated hereby and thereby, including the conveyance of the Participating Entity Interests free and clear of all Liens. If not a natural person, Contributor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

2.3 Due Authorization. The execution, delivery and performance of the Contribution Agreement and any other agreement, document or instrument to be executed and delivered by Contributor pursuant to the Contribution Agreement by Contributor has been duly and validly authorized by all necessary action of Contributor. The Contribution Agreement and each agreement, document and instrument executed and delivered by or on behalf of Contributor pursuant to the Contribution Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, each enforceable against Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

2.4 Consents and Approvals. Other than the consent of the Participating Entity’s lenders under loans that will not be repaid in connection with the Public Offering, if any, which shall have been satisfied or obtained prior to the Closing Date, no consent, waiver, approval or authorization of any third party, including any governmental authority, is required to be obtained by Contributor in connection with the execution, delivery and performance of the Contribution Agreement and the transactions contemplated hereby.

2.5 Ownership of the Participating Entity Interests. Contributor is the sole beneficial and record owner of the Participating Entity Interests to be transferred by Contributor and has good and valid title to such Participating Entity Interests, subject to any Permitted Liens.

2.6 Participating Entity Interests. The Participating Entity Interests contributed by Contributor constitutes all of the issued and outstanding interests owned by Contributor in the Participating Entity. Schedule 2.6 sets forth the entire authorized and outstanding equity and distribution, profits or similar interest in the Participating Entity. The Participating Entity Interests are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights. The Participating Entity Interests have been issued in compliance with applicable law and the Participating Entity Agreements. There are no rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the interests which comprise the Participating Entity Interests or any securities or obligations of any kind convertible into any of the interests which comprise the Participating Entity Interests or other equity interests or profit participation of any kind in the Participating Entity. At the Closing, upon receipt of the consideration, Contributor will have transferred its Participating Entity Interests to the Company free and clear of all Liens, other than the Permitted Liens, and the Company will have acquired good and valid title thereto.

2.7 No Violation. Subject to any consent requirements contained in the loan documents for the Property and the Participating Entity Agreements, copies of which have been previously provided to the Company, none of the execution, delivery or performance of the Contribution Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (a) violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination or cancellation of (i) the organizational documents, including the charters and bylaws, if any, of Contributor, (ii) any material agreement, document or instrument to which Contributor is a party or by which Contributor, its Participating Entity Interests or any of its assets or properties are bound or (iii) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on Contributor or by which Contributor or any of its assets or properties are bound or subject or (b) result in the creation of any Lien upon the Participating Entity Interests or the Property.

2.8 Non-Foreign Status. Contributor is not a foreign person for purposes of Section 1445(a) of the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

2.9 Investment Purposes. Contributor acknowledges Contributor’s understanding that the shares Company Common Stock to be issued pursuant to the Contribution Agreement are not being registered under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the “Act”) or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the reliance by the Company on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Contributor. In furtherance thereof, Contributor represents and warrants to the Company as follows:

2.9.1 Investment. Contributor is acquiring the shares of Company Common Stock to be issued pursuant to the Contribution Agreement solely for Contributor’s own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof.

2.9.2 Knowledge. Contributor is knowledgeable, sophisticated and experienced in business and financial matters; Contributor has previously invested in securities similar to the Company Common Stock and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Contribution Agreement. Contributor is able to bear the economic risk of holding the Company Common Stock for an indefinite period and is able to afford the complete loss of Contributor’s investment in the Company Common Stock. Contributor has received and reviewed all information and documents about or pertaining to the Company, the business and prospects of the Company and the issuance of the Company Common Stock as Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions of the proposed management of the Company and receive answers about such information and documents, the Company, the business and prospects of the Company and the Company Common Stock that Contributor deems necessary or desirable to evaluate the merits and risks related to Contributor’s investment in the Company Common Stock. Contributor acknowledges that any such questions posed were answered to Contributor’s satisfaction. Contributor understands and has taken cognizance of all risk factors related to the purchase of the Company Common Stock. Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of Contributor’s advisors (including tax advisors), and not upon that of the Company or any of its affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by the Contribution Agreement.

2.9.3 Holding Period. Contributor acknowledges that he, she or it has been advised that (a) unless the shares of Company Common Stock to be issued pursuant to the Contribution Agreement are subsequently registered under the Act or an exemption from such registration is available, such Company Common Stock must be held (and Contributor must continue to bear the economic risk of the investment in the Company Common Stock) for at least twelve (12) months and may (absent an effective registration statement or exemption from registration) have to be held indefinitely, (b) a restrictive legend in the form hereafter set forth shall be placed on the certificates representing the Company Common Stock and (c) a notation shall be made in the appropriate records of the Company indicating that the shares of Company Common Stock issued pursuant to the Contribution Agreement are subject to restrictions on transfer.

2.9.4 Accredited Investor. Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act) and has a substantive pre-existing relationship with the Operating Partnership and the Company.

2.9.5 Legending. Each certificate representing the Company Common Stock to be issued pursuant to the Contribution Agreement shall bear the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS;

In addition, each Common Stock Certificate to be issued pursuant to the Contribution Agreement shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the Company’s status as a REIT, in accordance with the Company’s charter and applicable law.

2.10 No Brokers. Neither Contributor nor any of Contributor’s respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any person or firm that will result in the obligation of the Company or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Contribution Agreement.

2.11 Solvency. Contributor has been and will be solvent at all times prior to and immediately following the transfer of the Participating Entity Interests to the Operating Partnership.

2.12 FINRA Affiliation. Contributor represents severally that neither it nor any affiliate of Contributor is a member, affiliate of a member or person associated with a member of the Financial Industry Regulatory Authority (“FINRA”). Contributor further represents severally that neither it nor any of its affiliates owns any stock or other securities of any FINRA member not purchased in the open market, or has made any outstanding subordinated loans to a FINRA member. (A company or natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such member if the Company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

2.13 Litigation. There is no litigation or proceeding, either judicial or administrative, pending or overtly threatened, affecting Contributor, Participating Entity, all or any portion of Contributor’s Participating Entity Interests, Contributor’s ability to consummate the transactions contemplated hereby or the Property. Contributor knows of no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting Contributor, the Participating Entity, all or any portion of its Participating Entity Interests, or the Property which in any such case would impair Contributor’s ability to enter into and perform all of its obligations under the Contribution Agreement.

2.14 Tax Matters. Contributor (or, if Contributor is not a natural person, any beneficial owner of Contributor) represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (a) the transfer of Contributor’s Participating Entity Interests to the Company and the receipt of the Cash Amount and/or Company Common Stock, as applicable, as consideration therefor and (b) any other transaction contemplated by this Agreement. Contributor (or, if such Contributor is not a natural person, any beneficial owner of Contributor) further represents and warrants that it has not relied on the Company or any other Participating Party, or such Participating Party’s affiliates, representatives or counsel for any tax advice.

ARTICLE 3 — INDEMNIFICATION

3.1 Survival of Representations and Warranties; Remedy for Breach.

(a) Subject to Section 3.6, all representations and warranties contained in this Exhibit E or in any Schedule or certificate delivered pursuant hereto shall survive the Closing.

(b) Notwithstanding anything to the contrary in the Contribution Agreement or this Exhibit E, no party hereto shall be liable under this Exhibit E or the Contribution Agreement for monetary damages (or otherwise) for breach of any of its representations and warranties contained in this Exhibit E or the Contribution Agreement, or in any schedule, exhibit, certificate or affidavit delivered by it pursuant thereto, other than pursuant to the succeeding provisions of this Article 3.

3.2 General Indemnification.

(a) Contributor shall indemnify and hold harmless the Company, the Operating Partnership, and their affiliates and each of their respective directors, officers, employees, agents, representatives and affiliates (each of which is an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation and remediation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by the Indemnified Party in connection with or as a result of (i) any breach, untruth or inaccuracy of a representation or warranty of Contributor contained in the Contribution Agreement, Closing Document or in any schedule, exhibit, certificate or affidavit delivered by Contributor pursuant to the Contribution Agreement or (ii) the failure, partial or total, to perform a covenant or agreement made by Contributor in the Contribution Agreement, Closing Document or in any Schedule, certificate or affidavit delivered by Contributor pursuant to the Contribution Agreement.

(b) Contributor shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of:

(i) all fees and expenses of Contributor in connection with the transactions contemplated by the Contribution Agreement; or

(ii) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of the failure of Contributor to obtain any undisclosed consents that are required to consummate the transactions contemplated by the Contribution Agreement.

3.3 Payment of Indemnification. Contributor may satisfy its obligations hereunder by the prompt delivery (paid promptly as and when expenses are incurred) to an Indemnified Party of shares of Company Common Stock, subject to the limits on ownership and transfer of Company Common Stock set forth in the Company’s charter. Any shares of Company Common Stock delivered to an Indemnified Party hereunder shall be valued based upon the initial public offering price of the Company Common Stock.

3.4 Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article 3, the Indemnified Party shall give notice thereof to Contributor, including liabilities or claims to be applied against the indemnification baskets established pursuant to Section 3.5 of this Exhibit E, provided that failure to give notice to Contributor shall not relieve it from any liability that it may have to any Indemnified Party, unless it did not learn of such claim and such failure results in the forfeiture by Contributor of substantial rights and defenses. The Indemnified Party may at its option demand indemnity under this Article 3 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to Contributor. The Indemnified Party shall permit Contributor, at its option and expense, to assume the defense of any such claim by counsel selected by Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its expense; and provided further, however, that Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnified Party and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages. If Contributor shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Contributor.

3.5 Limitations on and Threshold for Indemnification Under Section 3.2.

(a) Contributor shall not be liable under Section 3.2 of this Exhibit E unless and until the total amount recoverable by the Indemnified Parties under Section 3.2 of this Exhibit E exceeds $200,000; provided, however, that claims arising out of a breach of the representations and warranties of Contributor set forth in Sections 2.2, 2.3, 2.5, 2.8 and 2.9 shall not be subject to such threshold amount but shall be recoverable from the first dollar of Losses; and provided further that once the total amount recoverable by the Indemnified Parties under Section 3.2 of this Exhibit E exceeds $200,000 in the aggregate, Contributor’s obligation under Section 3.2 of this Exhibit E shall be for the full amount of such obligation.

(b) Notwithstanding anything contained herein to the contrary, Contributor shall not be liable or obligated to make payments under this Article 3 with respect to any Participating Entity Interests to the extent such payments in the aggregate would exceed the Total Contributor Consideration received by Contributor at the Closing. Notwithstanding anything contained herein to the contrary, the Indemnified Parties shall look first to Contributor’s Company Common Stock issued pursuant to the Contribution Agreement for indemnification under this Article 3 of this Exhibit E and then to Contributor’s other assets.

3.6 Limitation Period.

(a) Notwithstanding the foregoing, any claim for indemnification under Section 3.2 of this Exhibit E must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor (i) within one year after the Closing in the case of a claim under Section 3.2 of this Exhibit E (other than a claim under Section 3.2 based upon a breach of the representations and warranties of Contributor set forth in Sections 2.2, 2.3, 2.5, 2.8 and 2.9) or (ii) prior to the expiration of the applicable statutes of limitations in the case of a claim based upon a breach of the representations and warranties set forth in Sections 2.2, 2.3, 2.5, 2.8 and 2.9 hereof.

(b) If so asserted in writing within one year after the Closing or prior to the expiration of the applicable statute of limitations, as applicable, such claims for indemnification shall survive until resolved by mutual agreement between Contributor and the Indemnified Party or by judicial determination. Any claim for indemnification not so asserted in writing within one year after the Closing or prior to the expiration of the applicable statute of limitations, as applicable, shall not thereafter be asserted and shall forever be waived.

DISCLOSURE SCHEDULES TO EXHIBIT E

Schedule 2.1 to Disclosure Schedules

First American Title Insurance Co., dated Nov 1, 2007.

Schedule 2.6 to Disclosure Schedules

Red Boulder, LLC
Party	Membership Interest
Excel Realty Holdings, LLC	50%
Excel Realty Fund, LP	50%

EXHIBIT F

TO

CONTRIBUTION AGREEMENT

CERTIFICATION OF NON-FOREIGN STATUS1

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. [For United States tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity.]2 To inform Excel Trust, Inc., a Maryland corporation (the “Company”) that the withholding of tax is not required upon the contribution of Participating Entity Interests by [                ], a [                ] (the “Contributor”), to the Company, which transfer occurred on [                ], the undersigned hereby certifies the following on behalf of Contributor:

1. Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder), or a non-resident alien for United States federal income tax purposes;

2. [Contributor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);]3

3. Contributor’s employer identification number (or Contributor’s social security number, if Contributor is an individual) is ______________; and

4. Contributor’s [office][home] address is:

        ____________________________

        ____________________________

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Contributor.

[1]	Capitalized terms which are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement, dated ________, 2009.

[2]	To be included if Contributor is not an individual.

[3]	To be included if Contributor is not an individual.

F-1

Dated: __________________

a _________

By:

F-2

CALIFORNIA FRANCHISE TAX BOARD

Form 593-C